ASSET PURCHASE AGREEMENT

         THIS AGREEMENT has been made and entered into as of this 20th day of August, 1999, by and between GALLASPY & LOBEL, INC., a Florida corporation doing business as G&L GROUP (the "Seller" or "G&L"), QUIKBIZ INTERNET GROUP, INC., a Nevada corporation, publically authorized to trade and do business in Florida and/or assigns (the "Buyer" or "QBIZ"), and JAMES LOBEL and DIANE C. HARVEY (collectively the "R/E Owner").

                              W I T N E S S E T H:

         WHEREAS, Seller is a privately held Florida corporation in good standing with the Secretary of State providing advertising and marketing services to businesses located throughout the Continental United States, (the "Business"); and

         WHEREAS, Buyer, is a Nevada corporation in good standing with the Secretary of State and is a public company trading under the symbol "QBIZ" and is a reporting corporation with the United States Securities and Exchange Commission (SEC); and

         WHEREAS, the Board of Directors of each of the constituent corporations deems it advisable that the equipment, accounts receivable and clients held by Seller be acquired by Buyer; and

         WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer certain assets which represent many, but not all, of the assets used in connection with the Business, on the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, Buyer may designate A.D.S. Advertising Corp. d/b/a "The Smith Agency", its wholly owned Florida corporation to receive and/or assume any of its QBIZ rights and liabilities hereunder, and

         WHEREAS, James Lobel and Diane C. Harvey (collectively "R/E Owner") are the sole owners of the Real Estate upon which Seller conducts its Business; and

         WHEREAS, as part of the same transaction, the R/E Owner agrees to give to Buyer or its designee a $190,000 Mortgage upon the real estate described below.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties, intending to be legally bound, agree as follows:

         1. ASSETS TO BE CONVEYED. On the Closing Date, Seller agrees to sell, assign, transfer, convey and deliver to Buyer and Buyer agrees to purchase and acquire all of Seller's right, title and interest in and to all of the assets owned by Seller in connection with the Business, other than those assets



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specifically excluded pursuant to this Agreement (the "Assets"), including, the following assets:

                  a. All of Seller's existing active clients, contracts with and pending orders with said clients (the "Clients"), including those described in
Schedule 1A attached hereto;

                  b. All of Seller's accounts receivable relative to the Clients ("Receivables") including those described in Schedule 1B attached hereto, Seller warrants that the Receivables are and will be 100% collectible;

                  c. The equipment, office furniture and fixtures ("Equipment") described in Schedule 1C, which Seller warrants that the Equipment will be in working order at the time of Closing;

                  d. All of Seller's work in progress ("Existing Orders"), including proposals generated by Seller which are described on Schedule 1D attached hereto, together with all revenue or business resulting from Seller's Existing Orders;

                  e. Certain of Seller's rights and interest under Seller's existing leases and service contracts ("Leases and Service Contracts") including Seller's lease with the R/E Owner. Schedule 1E attached hereto lists all of Seller's Leases or Service Contracts, and which ones Buyer will be assuming;

                  f. The "Other Business Assets" that are listed in Schedule N/A attached hereto;

                  g. Certain tangible and intangible personal property, rights and interests of Seller including, its goodwill, the names, customer records, trademarks, trade names, service marks, logos, copyrights, fictitious names, patents and patent applications, trade secrets, processes, know-how, royalties, as well as the following: (1) Rights of set-off against Clients and creditors, any claims causes of action, judgments, claims, and demands of any nature, except if the foregoing relate to excluded assets under this Agreement or to liabilities not assumed by Buyer; and (2) books, files, papers and records relating to the operation of the Business and not relating solely to the corporate affairs of Seller (the "Business Records") and the aforesaid property and assets, except for those assets specifically excluded under this Agreement. For five (5) years after the Closing Date, Buyer will afford Seller such access to the Business Records in Buyer's possession as is reasonably necessary. In the event Buyer sells the business prior to the expiration of the five-year period, it will use its best efforts to provide for continuation of such rights of inspection.

         1.5 REAL ESTATE TO BE CONVEYED. On the Closing Date, the R/E Owner will, by Mortgage Deed (the "R/E Mortgage"), convey a third mortgage and security interest in the real estate described in Schedule 1.5 attached hereto, together with all buildings and other improvements as well as the rents and profits, located at 6801 N.W. 9th Avenue, Ft. Lauderdale, Florida with property identification number 494209170020 (the "Real Estate"). The R/E Mortgage will secure a $190,000 Promissory Note from the Seller and the R/E Owner to the Buyer

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("Promissory Note"). If the total liabilities paid by Buyer in paragraph 3 of this Asset Purchase Agreement ultimately exceed the Receivables by an amount less than $150,000 amount inclusive of all principle, interest, penalties, costs or attorneys' fees (the "Savings"), than the principle balance of the Promissory Note shall be reduced by the amount of the Savings. The parties will calculate any Savings when all the assumed liabilities have been paid or settled or 2 years from the execution of the Promissory Note, whichever first occurs. Absent default, no payments shall be due and no interest shall be due for three (3) years following the execution of the Promissory Note. At the beginning of the fourth year, the Promissory Note shall be amortized (at the prime rate then existing) and paid over five (5) years in equal monthly payments. Payments may be made in U.S. currency or in QBIZ stock (based upon the value of the QBIZ stock at the time of payment). By this Asset Purchase Agreement, the Buyer will permit the R/E Owner to substitute collateral (i.e. transfer the mortgage lien from the Real Estate to other real or personal property) provided: (i) the existing first or second mortgage lenders have given the R/E Owner written notice of default, triggered primarily by the recording of the R/E Mortgage;
(ii) the R/E Owner tenders collateral of equal or greater value, which is acceptable to the Buyer; and (iii) the Real Estate Owner pays for any costs, taxes or fees incident to the transfer.

         2. EXCLUDED ASSETS. The following are not included in the Assets and shall not be conveyed to Buyer:

                  a. Seller's corporate documents, corporate seal, minute book, charter documents, corporate stock record book, ledgers, bank statements and such other books and records as pertain to the organization, existence and capitalization of Seller; and

                  b. The items listed on Schedule 2B attached hereto.

         3.       ENCUMBRANCES & ASSUMPTION OF LIABILITIES.

                  (a) Liabilities Assumed. Buyer shall not assume, nor in any way be responsible for, any liabilities, commissions, compensation, debts, obligations, trade payables or other expenses of the Seller other than those described in Schedule 3A attached hereto which shall not exceed the individual amounts described in Schedule 3A and not to exceed the Receivables by more than $150,000.00 in total. That schedule describes the name, address, account number, telephone and facsimile numbers, contact person, as well as the status, amount due, nature of the indebtedness, whether the debt is secured or unsecured, and the status of any collection efforts. Additionally, that schedule reflects which of Seller's assets or the Real Estate are encumbered (if any) by such creditors. All of Seller's Assets to be sold or transferred hereunder shall be free and clear of all claims, liens and encumbrances, except for those items specifically disclosed in Schedule 3A or elsewhere in this Agreement. Except as otherwise provided in this paragraph or elsewhere in this Agreement and attachments hereto, the Buyer is not assuming Seller's accounts payable or the obligations or duties of the Seller.

                  (b) Cash Flow Measures. If at any time during the first 2 years following Closing, the assumed payables due and owing ("A/P") exceed assigned Receivables received ("A/R"), the Seller and/or the R/E Owner, at Buyer's request, shall immediately loan Buyer cash equal to 50% of the existing shortfall (the "Shortfall Loans"). Buyer shall repay any Shortfall Loans within

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

thirty (30) days of receipt, with repayment being in cash or the equivalent amount of QBIZ stock. The total amount of all Shortfall Loans given will not exceed $75,000.00.

         4. CONSIDERATION. The purchase price for the sale and purchase of Assets shall be Six Hundred Ten Thousand Dollars ($610,000.00), together with the assumption of certain liabilities by the Buyer as further set forth in this Agreement. The purchase price shall be paid as follows:

                  a. The purchase price shall be paid in QBIZ restrictive stock (the "Shares"), valued at $1.25 for each share of common stock for a total of 488,000 shares (subject to the adjustments described below). 366,000 of the Shares will be issued to Seller within three (3) business days of closing (the "Closing Shares"). The balance of the restrictive stock and/or a cash equivalent ("Remaining Shares") to be paid shall be distributed to the Seller within one year from the Closing. While the parties presently fix the number of Remaining Shares at 122,000, that number and the number of Closing Shares shall be adjusted up and/or down at the time of distribution (i.e. 1 year from Closing) by virtue of the following:

                           (i)    Up. Buyer will provide Seller with a one-year
floor price of QBIZ restrictive common stock of $1.10 ("Floor Price"). In the event the stock price falls below the Floor Price, Seller will issue additional restrictive common shares to make up the difference between the Floor Price and actual price of the Closing Shares and the Remaining Shares. Only in the event the stock price of the Closing Shares and the Remaining Shares, one year from date of purchase, is below the Floor Price, will the shares get adjusted. Seller shall use the average closing price, of five trading days, preceding the one-year anniversary of the closing of the purchase, as a basis to determine the price of common stock.

                           (ii) Down. Seller guarantees that Buyer will receive
a minimum of $700,000.00 in gross profits from the Clients or new clients, excluding existing or past clients of the Smith Agency or its subsidiaries or affiliates ("Smith Clients"). A list of existing Smith Clients is attached hereto as Schedule 4. In the event, after one-year from closing of this Agreement, if the guarantee of gross profits is not achieved, $.80 of every dollar below $700,000.00 will be deducted from the 122,000 shares at price of $1.25 per share, up to a maximum of the 122,000 shares as adjusted by the (above described) "Floor Price" adjustment. This provision does not apply to the Closing Shares.

                           (iii) The Buyer shall have the sole option of either
remitting these shares or paying their cash equivalent or a combination of both. In the event, the Buyer shall elect the cash option, the cash value of said stock shall be determined on the date remittance is due.

                 b. While the Buyer reserves the right to re-adjust same within 2 weeks with a letter from Buyer's CPA to both parties, the purchase price shall initially be allocated in the following manner:

                  Equipment                                   $ 80,000
                  Good Will                                   $       0
                  Real Estate                                 $190,000
                  Clients                                     $340,000

                  Total                                       $610,000

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

         5. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Russell D. Kaplan, P.A., at 750 Southeast 3 Avenue, Suite 100, Fort Lauderdale, Florida, at a date and time mutually agreed upon by the parties but no later than 45 days following the execution of this Agreement.

         6. SELLER'S DOCUMENTS. The Seller (and the R/E Owner, where applicable) shall deliver at Closing (unless otherwise indicated), the following:

                  a. Bills of sale, assignments, vehicle titles, mortgage deeds (from R/E Owner), and other good and sufficient instruments of conveyance and transfer, in form and substance satisfactory to Buyer and its counsel, together with all required consents as shall be effective to vest in Buyer all of Seller's right, title and interest in the Assets and the proper R/E Mortgage upon the Real Estate; and

                  b. Updated list of Clients, together with all Client files, all contracts, all work in progress.

                  c. Updated list of Receivables; and

                  d. Documentation acceptable to Buyer which confirm the approximate principle balance of the first and second mortgages on the Real Estate; and

                  e. All the Leases and Service Contracts together with all addendums or modifications thereto, to be delivered to Buyer within 2 days before Closing; and

                  f. Corporate resolutions authorizing the transaction; and

                  g. Satisfactions, releases and/or terminations of any lien or encumbrance upon the Assets in favor of Gateway, Heller Financial, any governmental entity or any other party. Said satisfactions shall be properly executed and in recordable form. Alternatively, Seller may provide the appropriate estoppel letters from these creditors within 20 days of the execution of this Agreement with the satisfactions to follow within 30 days after closing; and

                  h. Closing statement; and

                  i. A payroll ledger and attached letter attesting to the amount of regular compensation paid to Seller's employees, to be signed or initialed by each employee. Seller's most recently filed monthly sales tax return and proof of payment. These documents are to be delivered to Buyer within three (3) business days prior to closing, whichever first occurs; and

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

                  j. Copies of all non-compete agreements signed by any of the Seller's employees; and

                  k. Written consents from any creditors, or other personal or entities, whose consent is required for the transfer and assignment of the Assets other than mortgage holders; and

                  l. All records and other documents in control or possession of Seller relating to the Business other than Seller's accounting books which will be retained by Seller but made available to Buyer or its agents or accountants for inspection from time to time hereafter upon reasonable notice to Seller; and

                  m. Current state and county lien search (to be paid by Buyer) showing no liens or encumbrances against the Assets or Real Estate except for those Seller will be satisfying at Closing or those that Buyer has explicitly agreed to assume in this Agreement; and

                  n. A written Employment Contract, Non-Compete and Confidentiality Agreement from James Lobel expanding upon the terms outlined in his August 2, 1999 "Letter of Understanding for Employment" attached hereto as
Schedule 6N. The territory of such Agreement will be the Continental United States. It will also require James Lobel to devote his full-time efforts to Seller and not to engage in other business endeavors not specifically and previously approved in writing by Buyer. It will also impose a duty of confidentiality and non-disparagement in favor of the Buyer. As President, James Lobel's duties will include managing The Smith Agency on a full-time daily basis. The Agreement shall also specify his responsibility, authority, standards concerning his performance, and where he will be performing his work. The term of the Agreement shall be three (3) years from Closing. His employment may be terminated early by either party, for cause (to be spelled out in the Employment Non-Compete Agreement), without affecting the covenant not-to-compete and the duty of confidentiality. In the event James Lobel's employment is terminated by Buyer without cause, James Lobel's covenant not-to-compete will be relaxed to permit him to compete so long as he observes his duty of confidentiality and keeps "hands off" of QBIZ's and The Smith Agency's clients, officers, agents, independent contractors and employees. James Lobel may direct that his compensation be paid through Harvey Studios, Inc., a Florida corporation, in which event that company (together with its officers, directors, and shareholders) would have to join in the execution of a Non-Compete and Confidentiality Agreement.

                  o. Regarding the Real Estate, a Lease and Assignment of Lease (or Sublease) acceptable to the Buyer.

                  p. Written estoppel information from any other (other than Seller) tenants, subtenants, assignees in the Real Estate (other than Seller) confirming that rent is current, that no advanced rent and security deposits have been paid, that there are no setoffs or claims and that the term is month-to-month.

                  q. A right of first refusal agreement relative to the sale of the Real Estate.

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

                  r. A mortgagee title insurance commitment (with a policy to follow at Buyer's election and expense) showing title to the Real Estate vested in the R/E Owner subject only to the first and second mortgages described in this Asset Purchase Agreement. Buyer will pay the cost of the Commitment.

                  s. Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel or contemplated by or attached to this Agreement; and

                  t. A recitation from the R/E Owner and Harvey Studios, Inc. disclaiming any interest in the Assets.

         7. BUYER'S DOCUMENTS. Buyer shall cause to be delivered to Seller at Closing (unless otherwise indicated) the following:

                  a. The Closing Shares (within 3 business days after Closing); and

                  b. The Remaining Shares (1 year after Closing); and

                  c. Corporate resolutions authorizing the transaction; and

                  d. Such other documents, instruments or certificates as shall be reasonably requested by Seller or its counsel or contemplated by or attached to this Agreement.

         8. COOPERATION. Seller, R/E Owner and Buyer shall, on request, on or after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

         9. SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Seller and the R/E Owner hereby make the following representations, warranties and covenants, each of which shall be deemed to be a separate representation, warranty and covenant, all of which have been made for the purpose of inducing Buyer to join in and execute this Agreement, and in reliance on which Buyer has entered into this Agreement, all of which shall survive the Closing of this transaction:

                  a. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full power under its Articles of Incorporation and By-Laws to carry on its business as now being conducted and to enter into and to perform this Agreement; and

                  b. The execution and delivery of this Agreement has been duly authorized by Seller's directors and shareholders, and this Agreement has been duly executed and delivered to Buyer and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms; and

                  c. On the Closing Date, Seller will convey good and marketable title to all of the Assets, free and clear of all liens, pledges and encumbrances whatsoever, except as set forth on Schedule 3A. Seller represents that all liens and encumbrances reflected on that Schedule are fully assumable by the Buyer; and

                  d. Except for restrictions in the R/E Owner's first and second mortgage on obtaining secondary financing, the execution and performance of this Agreement will not violate any order, rule, judgment or decree to which Seller and R/E Owner are subject or breach any contract, agreement or other commitment to which Seller and/or RE Owner is a party or by which Seller and/or R/E Owner are bound; and

                  e. There is no litigation, action, suit, investigation or other proceeding pending or threatened which may give rise to any claim against any of the Assets, the Real Estate or adversely affect Seller's or the R/E Owner's ability to perform in accordance with the terms of this Agreement, and Seller and R/E Owner are not aware of any facts which could reasonably result in any such proceeding; and

                  f. Between the date hereof and the Closing Date, the Business shall be conducted in the ordinary course and in accordance with the Preclosing Guidelines attached hereto as Schedule 9F. Executive compensation and reimbursements shall be maintained at the levels existing at the time this Agreement is executed; and

                  g. On the date of Closing, Seller and R/E Owner have or will have complete and unrestricted power to sell, transfer and deliver to the Buyer the Assets and Real Estate Mortgage provided for under the terms of this Agreement, and the instruments executed or to be executed and delivered to the Buyer hereunder are or will thereupon be valid in accordance with their terms, and will effectively vest in the Buyer good and marketable title to such Assets and a valid third mortgage lien upon the Real Estate, free and clear of any and all liabilities, obligations, and encumbrances, except as otherwise provided herein; and

                 h. There are no judgments, liens, actions or proceedings pending against Seller or R/E Owner in any court or agency which would impair the value of the Assets being sold hereunder or restrict their right and authority to convey said Assets and Real Estate Mortgage to Buyer, free and clear of all liens, encumbrances or claims of any kind, except as otherwise described herein; and

                  i. The Business of Seller is presently conducted and will be conducted until the date of Closing in accordance with generally accepted accounting principals and, except as otherwise disclosed herein, in compliance with all laws, rules and regulations of the local, state and federal governments in effect and pertaining to said business and its operations. Except for restrictions in the R/E Owner's first and second mortgage on obtaining secondary financing, the transfer of the Assets and Real Estate Mortgage will in no way violate any laws or regulations, or constitute any breach of any agreement that Seller or R/E Owner may be a party to. Seller and R/E Owner will do nothing to adversely affect the continuous operation of the Business or cause waste to the Real Estate; and

                  j. There are no outstanding taxes or accounts payable prior to the date of Closing for which Buyer or the R/E Owner will be obligated to pay, or which might result in a lien or levy upon the Assets or Real Estate, except as otherwise provided herein.

                  k. Seller and R/E Owner are aware of no occurrence, event, action, omission, governmental plan or regulation that has, or is likely to have, a substantial and negative impact on the Real Estate or any goodwill associated with the Seller, the name "The G&L Group", the operation of the Business, or the validity of the Existing Orders, Seller's contracts with its Clients, employees, vendors; and

                  l. Other than those disclosed herein or attached to this Agreement there are no service contracts, employment agreements, license agreements, independent contractor agreements, executory contracts, supplier contracts, leases, equipment leases, maintenance agreements or other agreements relative to the Real Estate, operation of the Business or the Assets; and

                  m. Buyer has been provided access to all financial business, banking, employment and other records relative to the operation of the Business and the Assets (the "Records"). R/E Owner and Seller have maintained the Records in the ordinary course of business and have not kept them or altered them in such a manner to be deceptive or misleading; and

                  n. Pending Closing (on this Agreement) Seller and R/E Owner shall not cause or permit sale or dissipation of any of the Assets or waste of the Real Estate, except in the ordinary course of business; and

                  o. Neither R/E Owner nor Seller are not a party to, subject to or bound by, any agreement with any lender or otherwise, or by any judgment, order, writ, injunction or decree of any court or governmental body which could prevent or would be violated by the carrying out of this Agreement except for restrictions in the R/E Owner's first and second mortgage on obtaining secondary financing; and

                  p. Seller and James Lobel hereby agree that they shall not, whether directly or indirectly, alone or together, either as an individual or as a partner, joint venturer, employee or agent of any other person or entity, for a period of three (3) years from the date of Closing, engage in the business of advertising or marketing, in any capacity. Seller and James Lobel further agree that concurrent with closing, they shall execute and deliver to the Buyer, in a form satisfactory to the Buyer, a Non-compete and Confidentiality Agreement according to the terms of this section. The territory to which this Non-compete Agreement extends shall encompass the Continental United States. This being the territory serviced or contemplated to be serviced by the Seller. James Lobel shall be bound by this warranty of non-competition and shall execute the Non-compete Agreement in his individual capacity at the time of Closing. Should James Lobel direct his executive compensation be paid through Harvey Studios, Inc., that company (together with its officers, directors and shareholders) will join in the execution of the Non-Compete and Confidentiality Agreement.

                  q. R/E Owner and Seller represent and warrant that, as of the date hereof, they have no knowledge of any hazardous substances as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CIRCLA"), 42 USC 9601(14), pollutants or contaminants as defined by the Resource Conservation and Recovery Act ("RCRA"), 42 USC Section 6903 (5), or other similar applicable federal or state laws and regulations; and that no asbestos, PCBs or urea formaldehyde have been generated, released, stored, or deposited over, beneath, or on the premises or on or in any structures located on the premises from any source whatsoever by Seller or R/E Owner, their predecessors in interest in the premises, or any other person. Seller and R/E Owner covenant that they will indemnify, hold harmless, and defend Buyer from any and all claims, loss, damage, response costs, and expenses arising out of or in any way relating to a breach of these environmental representations (but only to the extent that they would otherwise have liability under CIRCLA, RCRA or other similar applicable federal or state laws or regulations), including but not limited to: (a) claims of third parties (including governmental agencies), for damages, penalties, response costs, injunctive or other relief; (b) expenses, including fees of attorneys and experts, of reporting the existence of hazardous substances or hazardous wastes to any governmental agency; (c) any and all expenses or obligations, including attorneys' fees, incurred at, before, or after any trial or appeal therefrom or administrative proceeding or appeal therefrom, whether or not taxable as costs, including, without limitation, attorneys' fees, paralegal's fees, witness fees (expert and otherwise), deposition costs, copying and telephone charges and other expenses, all of which shall be paid by Seller and R/E Owner when accrued.

                  r. Seller shall not affect any significant modifications of the Receivables, Existing Orders, in contracts with Clients, employees, vendors or independent contractors without the prior written consent of the Buyer. Seller may obtain additional Clients, Receivables and Existing Orders during the period subsequent to this Agreement and prior to Closing, which may be assumed by Buyer, at Buyer's election.

                  s. All Contracts, service agreements, leases and other similar executory agreements assigned herein are fully assignable by Buyer.

                  t. All of the Assets are presently located at the Real Estate and will be located there at the time of the Closing, except only as diminished in the ordinary course of business; and

                  u. Seller has, to the best of its knowledge, filed all required federal, state and local tax returns or reports relating to its business. Seller has no knowledge of a default under or a violation of any applicable statute, law, ordinance, decree, order, rule, regulation, or license of any governmental body, which had or may have a material adverse effect upon the Business or the Assets; and

                  v. R/E Owner warrants and represents that it will remain current on all obligations which are secured by a lien or mortgage on the Real Estate. Further, the R/E Owner warrants that the Real Estate is presently encumbered by a first mortgage in favor of Gateway in the approximate principal balance of $296,000 and a second mortgage in favor of SBA's designee in the approximate principal balance of $260,000 and no other liens exist.

                  w. Seller and R/E Owner are aware of no litigation, action, suit, investigation, claims, or facts likely to give rise to claims held or asserted by Seller's present or former employees, vendors, any other Buyers (who may have negotiated with Seller for purchase of any of the Assets or Real Estate), and real estate broker or independent contractors, other than those detailed below ____________________________N/A_______________ .

                  x. Seller warrants that the scheduled Receivables are and will be 100% collectible within 6 months after Closing, that the Equipment will be in working order at the time of Closing, and that the Schedule of Clients accurately reflects Seller's Clients and their relationship with the Seller.

         10. BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Buyer hereby makes the following representations, warranties and covenants to the best of Buyer's knowledge, each of which shall be deemed to be a separate representation, warranty and covenant, all of which have been made for the purpose of inducing Seller to join in and execute this Agreement, and in reliance on which Buyer has entered into this Agreement, all of which shall survive the Closing of this transaction:

                  a. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and authorized to do business in Florida, with full power under Articles of Incorporation and By-Laws to enter into and perform under this Agreement or will be within five (5) business days after execution of this Agreement; and

                  b. The execution and delivery of this Agreement by Buyer has been duly authorized by Buyer's directors and shareholders, and this Agreement will have been duly ratified and constitute a legal, valid and binding agreement, enforceable in accordance with its terms; and

                  c. The execution and performance of this Agreement will not violate any order, rule, judgment or decree to which Buyer is subject or breach any contract, agreement or other commitment to which Buyer is a party or by which Buyer is bound; and

                  d. There is no litigation, action, suit, investigation or other proceeding pending or threatened which may adversely affect Buyer's ability to perform in accordance with the terms of this Agreement, and Buyer is not aware of any facts which could reasonably result in any such proceeding.

         11. CONDITIONS TO BUYER'S OBLIGATION. The failure of this condition does not relieve Seller and/or R/E Owner of liability for their default. The obligation of Buyer to consummate this Agreement is subject to the satisfaction of each of the following conditions which may be waived, in writing, by Buyer:

                  a. The written representations and warranties of Seller and R/E Owner to Buyer are true, complete and correct in all material respects as of the Closing Date, with the same force and effect as if then made; and

                  b. The Seller and R/E Owner execute, along with the other documents called for under this Agreement, a covenant not to compete; and

                  c. Buyer is satisfied with the Receivables and the Payables to be assumed as of the time of Closing and satisfied with Seller's books and records (access, condition and content); and

                  d. All of the terms, covenants and conditions to be complied with or performed by Seller and/or R/E Owner on or before the Closing Date are duly complied with and performed in all material respects.

         12. CONDITIONS TO SELLER'S OBLIGATION. The failure of these conditions does not relieve Buyer from liability for a Buyer default. The obligation of Seller and/or R/E Owner to consummate this Agreement is subject to the satisfaction of each of the following conditions, any of which, may be waived, in writing, by Seller and R/E Owner:

                  a. The representations and warranties of Buyer to Seller are true, complete and correct in all material respects as of the Closing Date, with the same force and effect as if then made;

                  b. All of the terms, covenants and conditions to be complied with or performed by Buyer on or before the Closing Date are duly complied with and performed in all material respects.

         13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The several representations and warranties of the parties contained herein shall survive the Closing without limitation.

         14. SELLER'S REMEDIES. Buyer agrees that the future value of the stock offered by the Buyer as well as other covenants of the Buyer herein contained cannot be readily ascertained on the open market and that Seller and R/E Owner will be irreparably harmed if this Agreement is not specifically enforced. Therefore, in the event that Seller and/or R/E Owner shall institute any action specifically to enforce Buyer and/or Buyer's performance under this Agreement, Buyer hereby agrees to waive the defense that Seller has an adequate remedy at law and to interpose no opposition, legal, or otherwise, as to the proprietary of specific performance as a remedy. Nothing herein shall preclude the Seller and R/E Owner from bringing an action for damages or pursuing any other remedy available at law or in equity.

         15. BUYER'S REMEDIES. Seller and R/E Owner agree that the Assets and authorizations contracted to be conveyed hereunder cannot be readily obtained on the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, in the event that Buyer shall institute any action specifically to enforce R/E Owner and/or Seller's performance under this Agreement, Seller and R/E Owner agree to waive the defense that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. In the event Buyer elects to terminate this Agreement as a result of Seller's and/or R/E Owner's breach instead of seeking specific performance, Buyer shall be entitled to return of the Escrow Deposit. Nothing herein shall preclude the Buyer from bringing an action for damages or pursuing any other remedy available in law or equity.

         16. DAMAGE. The risk of loss or damage to the Assets and Real Estate to be sold to Buyer hereunder shall be upon Seller and R/E Owner at all times prior to Closing. In the event of such loss or damage, Seller and R/E Owner shall promptly notify Buyer thereof and repair, replace or restore any such Assets and Real Estate to their former condition as soon as possible after its loss and prior to the Closing Date. If damage has occurred and such repair or restoration of any such damage has not been completed prior to the Closing Date, Buyer may, at its option:

                  a. Elect to consummate the Closing, in which event Seller and R/E Owner shall pay to Buyer the costs of such repair, replacement or restoration as is required to restore the Asset and/or Real Estate to its former condition and against such obligation shall assign to Buyer all of Seller's and R/E Owner's rights under any applicable insurance policies. Buyer shall, in such event, submit to Seller and R/E Owner an itemized list of the cost of such repair, replacement or restoration. If the parties are unable to agree upon such costs, the matter shall be referred to a qualified architect mutually acceptable to Seller and R/E Owner and Buyer whose decision as to the costs shall be final and whose fees and expenses shall be paid one-half by R/E Owner/Seller and one-half by Buyer; or

                  b. Elect to postpone the Closing Date for a period of up to ninety (90) days to permit Seller to make such repairs, replacement or restoration as is required to restore the Asset and/or Real Estate to its former condition. If, after the expiration of the extension period granted by Buyer, the Asset and/or Real Estate has not been adequately repaired, replaced or restored, Buyer may terminate this Agreement. If the parties disagree as to whether the Asset has been adequately repaired, replaced or restored, the matter shall be referred to a mutually acceptable qualified expert whose decision shall be final, and whose fees and expenses shall be paid one-half by R/E Owner/Seller and one-half by Buyer.

         17. EXPENSES. Except as otherwise provided herein, the parties shall bear their own attorney's fees. All recording costs for deeds, bills of sale, assignments, and other instruments of transfer, all costs incident to complying with any bulk sales laws or clearing title to the Assets, and all applicable sales, transfer, use, stamp or other taxes shall be paid equally by Seller and R/E Owner at or before Closing. The Buyer agrees to the pro-ration of real property taxes due for the fiscal tax year of 1999 based upon its occupancy of the premises located at 6801 North Powerline Road, Fort Lauderdale, Florida.

         18. ASSIGNABILITY. Neither party may assign its rights hereunder without the prior written consent of the other party. Before or after Closing, Buyer at its election may assign all or some of its rights and liabilities hereunder to its wholly owned subsidiary, A.D.S. Advertising Corp., a Florida corporation d/b/a The Smith Agency (The Smith Agency).

         19. NOTICES. All necessary notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed duly given if mailed by certified mail, postage prepaid, addressed as follows:

         a. If to Seller:                    With copies to:
            Gallaspy & Lobel, Inc.           John E. Aurelius, P.A.
            6801 Powerline Road              4367 N. Federal Highway, Suite 101
            Ft. Lauderdale, Florida 33309    Ft. Lauderdale, Florida 33308

         b. If to R/E Owner:                  With copies to:
            James Lobel and Diane C. Harvey   John E. Aurelius, P.A.
            1103 N.E. 4th Drive               4367 N. Federal Highway, Suite 101
            Deerfield Beach, Florida 33441    Ft. Lauderdale, Florida 33308

         c. If to Buyer:                      With copies to:
            Quikbiz Internet Group, Inc.      Russell D. Kaplan, Esquire
            C/O Dave Bawarsky                 Russell D. Kaplan, P.A.
            5310 N.W. 33rd Avenue, Suite 212  750 SE 3 Avenue, Suite 100
            Ft. Lauderdale, Florida 33309     Ft. Lauderdale, FL 33316

         20. NO BROKERS OR FINDERS. Seller/R/E Owner and Buyer hereby warrant and represent to each other that this Agreement was not induced or procured through any person, firm or corporation acting as a broker or finder. Each of the parties herewith agree to indemnify and hold each other harmless from any liability, loss, damage, costs or expense, including reasonable attorneys' fees and expenses, suffered or incurred as a result of a breach of the foregoing warranty and representation.

         21. ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits attached supersedes any prior agreements between the parties and contains all of the terms agreed upon with respect to the subject matter hereof. This Agreement may not be altered or amended, except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

         22. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument, provided any changes or interlineations appear in all counterparts and are initiated on all counterparts.

         23. HEADINGS. The headings of the paragraphs of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

         24. SCHEDULES. The Schedules to this Agreement are a material part hereof.

         25. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         26. CHOICE OF LAW AND VENUE. This Agreement is to be construed and governed by the laws of the State of Florida. Any action to enforce this Agreement shall be brought in Broward County, Florida, unless, in Buyer's determination, action in another jurisdiction is necessary to insure enforcement.

         27. CONFIDENTIALITY. Seller and James Lobel agree to keep confidential (i.e. not revealing to third parties) the finances, business knowhow, trade secrets, customer lists, and methods of practice of Buyer, Seller and/or their affiliates.

         28. CREDITOR'S CLAIMS. Within five (5) days of first notice of any of R/E Owner's or Seller's creditors claiming amounts due or rights not disclosed by Seller and/or R/E Owner in this Agreement, Buyer shall give Seller and R/E Owner written notice specifying the creditor's name, address and nature of claim. Thereafter, it shall be Seller's and/or R/E Owner's responsibility to resolve, settle or defend said claim. Should Seller and/or R/E Owner fail to promptly respond to the claim or should the claim ultimately result in a judgment or decree against the Buyer, Buyer may defend or satisfy same and setoff the any amounts due Seller and/or R/E Owner by that amount, provided Seller and/or R/E Owner had received the above specified notice of the pending claim. Similarly, any costs, losses or attorney's fees realized by Buyer as the result of Seller's and/or R/E Owner's non-payment of Seller's liabilities shall be deducted from any amounts due Seller and/or R/E Owner.

         29.      INDEMNITIES.

                  a. Except provided by the remedies provisions of this Agreement, Seller and R/E Owner hereby indemnify and hold Buyer harmless from and against any liability, loss, damage, cost or expense, including reasonable attorney's fees and expenses, suffered by Buyer as a result of:

                    (1) Any breach of this Agreement by Seller and/or R/E Owner;

                    (2) Any inaccuracy in or breach of any of the
                        representations, warranties or covenants made by Seller and/or R/E Owner herein; and

                  b. Except as otherwise provided by the remedy provisions of this Agreement, Buyer hereby indemnifies and holds Seller and/or R/E Owner harmless from and against any liability, loss, damage, cost or expense, including reasonable attorney's fees and expenses, suffered by Seller and/or R/E Owner as a result of:

                    (1) Any breach of this Agreement by Buyer; and

                    (2) Any inaccuracy in or breach of any
                        representations, warranties or covenants made by Buyer herein.

                    (3) Any liability resulting from Buyer's failure
                        to perform under a service contract, lease, franchise agreement, or other obligation assumed herein.

                  c. Each party shall promptly notify the other party of any claim or demand for payment of any debt, liability or other claim by it for misrepresentation, breach of warranty, breach of covenant, or right of indemnification under this Agreement. Seller and/or R/E Owner and Buyer shall also promptly notify each other of any claim or demand for the payment of any debt or liability asserted against the other party under this Agreement. Seller and/or R/E Owner and Buyer shall have the right to contest any claim or demand asserted against them and shall cooperate in the defense of any claim against them. Either party shall make available to the other party or its representatives all records and other materials required by them for their use in contesting any such liability.

         30. LITIGATION/ATTORNEY'S FEES. In connection with any litigation arising out of the enforcement of this Agreement, or for its interpretation, the prevailing party shall be entitled to recover its costs, including reasonable attorney's fees, from the other party hereto if such party was an adverse party to such litigation.


         IN WITNESS WHEREOF, the parties have executed or have caused this Agreement to be executed by a duly authorized officer as of the date first written above.

WITNESSES:                         SELLER: GALLASPY & LOBEL, INC.,
                                   a Florida corporation d/b/a The G&L
                                   Group
                                        /s/ James Lobel          8/20/99
_____________________________      By __________________________________
                                      James Lobel,  ________________ Date
_____________________________

                                   BUYER: QUIKBIZ INTERNET GROUP, INC.,
                                   a Nevada corporation, authorized to
                                   transact business in Florida
                                        /s/ David Bawarsky  8/20/99
_____________________________      By __________________________________
                                      Dave Bawarsky, CEO      Date
_____________________________
                                   R/E OWNER: JAMES LOBEL AND DIANE
                                   C. HARVEY
                                        /s/ James Lobel          8/20/99
_____________________________      By __________________________________
                                     James Lobel,                    Date
_____________________________

_____________________________      By __________________________________
                                      Diane C. Harvey,               Date
_____________________________

                      ADDENDUM TO ASSET PURCHASE AGREEMENT

         THIS ADDENDUM dated August 31, 1999 modifies that certain Asset Purchase Agreement dated August 20th , 1999 (the "APA"), by and between GALLASPY & LOBEL, INC., a Florida corporation doing business as G&L GROUP (the "Seller" or "G&L"), QUIKBIZ INTERNET GROUP, INC., a Nevada corporation, publically authorized to trade and do business in Florida and/or assigns (the "Buyer" or "QBIZ"), and JAMES LOBEL and DIANE C. HARVEY (collectively the "R/E Owner").


         1. Paragraph 4(a)ii Is Amended to: Delete the word "affiliates" from the first sentence.

         2. Paragraph 4(a) Is Amended to: Add the following sub-paragraphs.

                  (iv) B's delivery of the Remaining Shares to Seller shall be conditioned upon the following: (a) B's receipt of properly executed and recorded (State and County) lien releases from Gateway and Heller for UCC document numbers 980000006039, 930000094100, and 930000062964 and any amendments thereto.

                  (v) The term "restricted stock" or "restricted shares" shall be as defined in rule 144 promulgated under the Securities Act of 1933, as amended.

         3. Paragraph 6 Is Amended to: Reflect the current status of the documentation Seller was to bring to Closing. See table below.


ITEM         DESCRIPTION                                                PARTIES AGREE TO              STATUS
------------ ---------------------------------------------------------- ----------------------------- --------------
a.           Bill of sale, assignments, mortgage deed and promissory    Seller to provide at closing
             note
------------ ---------------------------------------------------------- ----------------------------- --------------
b.           Updated list of Clients                                    Seller to provide at          Same as one
                                                                        closing and attach to         attached to
                                                                        Assignment                    APA
------------ ---------------------------------------------------------- ----------------------------- --------------
c.           Updated list of Receivables                                Seller to provide at
                                                                        closing and attach to
                                                                        Assignment
------------ ---------------------------------------------------------- ----------------------------- --------------
d.           Documentation acceptable to Buyer which confirm the        Seller to provide at closing  Exh. "d"
             approximate principle balance of the first and second
             mortgages on the Real Estate
------------ ---------------------------------------------------------- ----------------------------- --------------

ITEM         DESCRIPTION                                                PARTIES AGREE TO              STATUS
------------ ---------------------------------------------------------- ----------------------------- --------------
e.           All the Leases and Service Contracts together with all     Provided before APA
             addendums or modifications thereto, to be                  signed on 8/20/99
             delivered to Buyer within 2 days before Closing
------------ ---------------------------------------------------------- ----------------------------- --------------
f.           Corporate resolutions                                      Seller to provide at closing
------------ ---------------------------------------------------------- ----------------------------- --------------
g.           Satisfactions, releases and/or terminations of any lien    Gateway and Heller
             or encumbrance upon the Assets in favor of Gateway,        Financial satisfactions
             Heller Financial, any governmental entity or any           to follow within 30 days
             other party                                                after closing -
                                                                        Seller's responsibility
------------ ---------------------------------------------------------- ----------------------------- --------------
h.           Closing statement                                          Seller to provide at closing
------------ ---------------------------------------------------------- ----------------------------- --------------
i.           A payroll ledger and attached letter attesting to the      Seller to provide at closing  Exh. "i"
             amount of regular compensation paid to Seller's
             employees, to be signed or initialed by each employee.
             Seller's most recently filed monthly sales tax return
             and proof of payment.
------------ ---------------------------------------------------------- ----------------------------- --------------
j.           Copies of all non-compete agreements signed by any of      None exist
             the Seller's employees
------------ ---------------------------------------------------------- ----------------------------- --------------
k.           Written consents from any creditors, or other personal     None required.
             or entities, whose consent is required for the transfer
             and assignment of the Assets other than mortgage holders
------------ ---------------------------------------------------------- ----------------------------- --------------
l.           All records and other documents in control or possession   Seller to leave all such
             of Seller relating to the Business other than Seller's     records on the Leased
             accounting books which will be retained by Seller but      premises for Buyer's access
             made available to Buyer or its agents or accountants for   for at least 2 yrs
             inspection from time to time hereafter upon reasonable     following Closing
             notice to Seller
------------ ---------------------------------------------------------- ----------------------------- --------------
m.           Current state and county lien search (to be paid by        State search provided
             Buyer) showing no liens or encumbrances against the        before closing, County
             Assets or Real Estate except for those Seller will be      search will be provided in
             satisfying at Closing or those that Buyer has explicitly   opinion letter from
             agreed to assume in this Agreement                         Seller's attorney at closing
------------ ---------------------------------------------------------- ----------------------------- --------------

ITEM         DESCRIPTION                                                PARTIES AGREE TO              STATUS
------------ ---------------------------------------------------------- ----------------------------- --------------
n.           A written Employment Contract, Non-Compete and             Seller to provide at
             Confidentiality Agreement from James Lobel                 closing
------------ ---------------------------------------------------------- ----------------------------- --------------
o.           Sublease with attachments: A)Lease and B)Modification of   Seller to provide at closing
             Lease.
------------ ---------------------------------------------------------- ----------------------------- --------------
p.           Written estoppel information from any other (other than    Seller to provide at closing  Exh. "p"
             Seller) tenants, subtenants, assignees in the Real
             Estate (other than Seller) confirming that rent is
             current, that no advanced rent and security deposits
             have been paid, that there are no set-offs or claims and
             that the term is month-to-month
------------ ---------------------------------------------------------- ----------------------------- --------------
q.           A right of first refusal agreement relative to the sale    Seller to provide at closing
             of the Real Estate
------------ ---------------------------------------------------------- ----------------------------- --------------
r.           A mortgagee title insurance commitment (with a policy to   An opinion letter from        Both Exh. "r"
             follow at Buyer's election and expense) showing title to   Seller's attorney will be
             the Real Estate vested in the R/E Owner subject only to    acceptable instead and will
             the first and second mortgages described in this Asset     be provided at closing.
             Purchase Agreement.  Buyer will pay the cost of the        Eric to record Satisfaction
             Commitment                                                 of Mortgage on O.R. 27517,
                                                                        Page 57.
------------ ---------------------------------------------------------- ----------------------------- --------------
s.           Such other documents, instruments or certificates
             as shall be reasonably requested by Buyer or its counsel
------------ ---------------------------------------------------------- ----------------------------- --------------
t.           A recitation from the R/E Owner and Harvey Studios, Inc.   Provide at closing
             disclaiming any interest in the Assets
------------ ---------------------------------------------------------- ----------------------------- --------------
u.           Updated list of Payables                                   Provided at closing           Exh. "u"
------------ ---------------------------------------------------------- ----------------------------- --------------

         4. Paragraph 9 is amended to: Add the following subparagraph:

                  y. Seller has not assigned a certain receivable to Buyer, a receivable that will be used exclusively to pay Seller's payables (out-of-pocket expenses). This receivable is Papa John's Media for the June TV flight (Tampa).

         IN WITNESS WHEREOF, the parties have executed or have caused this Agreement to be executed by a duly authorized officer as of the date first written above.

WITNESSES:                         SELLER: GALLASPY & LOBEL, INC.,
                                   a Florida corporation d/b/a The G&L
                                   Group
                                        /s/ James Lobel          8/31/99
_____________________________      By __________________________________
                                      James Lobel, President      Date
_____________________________

                                   BUYER: QUIKBIZ INTERNET GROUP, INC.,
                                   a Nevada corporation, authorized to
                                   transact business in Florida
                                        /s/ David Bawarsky      8/31/99
_____________________________      By __________________________________
                                      Dave Bawarsky, CEO         Date
_____________________________
                                   R/E OWNER: JAMES LOBEL AND DIANE
                                   C. HARVEY
                                        /s/ James Lobel          8/31/99
_____________________________      By __________________________________
                                     James Lobel,                    Date
_____________________________
                                        /s/ Diane C. Harvey    8/31/99
_____________________________      By __________________________________
                                      Diane C. Harvey,               Date
_____________________________